King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036 ww.kslaw.com
February 8, 2008
Metal Management, Inc.
325 North LaSalle Street
Suite 550
Chicago, Ill 60610
Ladies and Gentlemen:
     We have acted as counsel to Metal Management, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger dated as of September 24, 2007 (the “Merger Agreement”), between and among Sims Group Limited, a corporation organized under the laws of Victoria, Australia (“Parent”), MMI Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned direct subsidiary of Parent (the “Merger”) on the terms and conditions set forth therein.
     For the purposes of this letter, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
INFORMATION RELIED UPON
     In rendering our opinion, we have examined such documents as we have deemed appropriate, including (i) the Merger Agreement, (ii) the Registration Statement on Form F-4 (the “Registration Statement”) filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Merger, and (iii) the representation letters of Parent and the Company delivered to us for purposes of this opinion (the “Representation Letters”), containing representations about factual matters relating to the Merger. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made other such inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and

Metal Management, Inc.
February 8, 2008

the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     We have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (iii) the factual representations made by Parent and the Company in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time, and (iv) any factual representations made in the Merger Agreement or the Representation Letters “to the best knowledge of,” or based on the belief of, Parent or the Company or similarly qualified are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.
OPINION
     It is our opinion that (i) for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code, and (ii) the material U.S. federal income tax consequences of the Merger to holders of the Company’s common stock will be as described in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” subject to the qualifications and limitations set forth therein.
     Our opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be accurate and complete. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.
Very truly yours,
/s/ KING & SPALDING LLP